Exhibit 99.1

NEWS RELEASE

Immediate Release

CONTACTS:

Investors/Media: Jeff Richardson, Inovio Pharmaceuticals, 267-440-4211, jrichardson@inovio.com

Inovio Pharmaceuticals Appoints Wendy Yarno

To its Board of Directors

Former Chief Marketing Officer at Merck

Also Brings Women’s Health Management Expertise

PLYMOUTH MEETING, Pa. – December 5, 2017 – Inovio Pharmaceuticals, Inc. (NASDAQ: INO) today announced that Wendy Yarno has been elected to the company’s Board of Directors. Wendy Yarno has over 25 years of experience in the pharmaceutical industry highlighted by her tenure at Merck & Co. where she served as chief marketing officer.

At Merck, Ms. Yarno led a global organization charged with all aspects of supporting pre- and post-launch commercialization of pharmaceuticals in more than 20 therapeutic areas. She also previously served as General Manager, Cardiovascular/Metabolic U.S. Business Unit, where she had P&L responsibility for Merck’s largest therapeutic area, and as Senior Vice President, Human Resources. Earlier in her career she was vice president of the women’s health care franchise for Johnson & Johnson’s Ortho-McNeil Pharmaceutical subsidiary.

Dr. J. Joseph Kim, President and CEO, said, “Wendy Yarno joins Inovio at a critical point in our development as we pivot to a late-stage clinical company with significant big pharma partnerships. Her expertise and counsel will be invaluable to Inovio as we move toward product commercialization and additional industry alliances.”

Wendy Yarno has served on the boards of successful biopharmaceutical and medical technology companies, including Medivation Inc., St. Jude Medical Inc., and Durata Therapeutics Inc. She currently serves on the boards of Alder Biopharmaceuticals, Aratana Therapeutics Inc. and MyoKardia, Inc. Ms. Yarno holds a master’s degree in business administration from Temple University’s Fox School of Business and a bachelor’s degree in business administration from Portland State University.

About Inovio Pharmaceuticals, Inc.

Inovio is taking immunotherapy to the next level in the fight against cancer and infectious diseases. We are the only immunotherapy company that has reported generating T cells in vivo in high quantity that are fully functional and whose killing capacity correlates with relevant clinical outcomes with a favorable safety profile. With an expanding portfolio of immune therapies, the company is advancing a growing preclinical and clinical stage product pipeline. Partners and collaborators include MedImmune, Regeneron, Genentech, The Wistar Institute, University of Pennsylvania, DARPA, GeneOne Life Science, Plumbline Life Sciences, ApolloBio Corporation, Drexel University, NIH, HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, and Laval University. For more information, visit www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines, our expectations regarding our research and development programs, including the planned initiation and conduct of clinical trials and the availability and timing of data from those trials, and the sufficiency of our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, our ability to support our pipeline of SynCon® active immunotherapy and vaccine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that the company and its collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, our Form 10-Q for the period ended September 30, 2017, and other regulatory filings we make from time to time. There can be no assurance that any product candidate in Inovio’s pipeline will be successfully developed, manufactured or commercialized, that final results of clinical trials will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and Inovio undertakes no obligation to update or revise these statements, except as may be required by law.